Exhibit 99.1

Albireo Reports Positive Topline Data from Phase 3 Trial of Bylvay® (odevixibat) in Alagille Syndrome

–	Highly statistically significant improvement in pruritus primary endpoint (p=0.002)

–	Significant reductions in key secondary endpoint of serum bile acid levels (p=0.001)

–	Substantial improvements in multiple sleep parameters

–	Well tolerated with low incidence of drug-related diarrhea, no discontinuations

–	Plans to immediately file in the U.S. and EU, adding to approved indication for PFIC

–	Conference call to be held today at 8:30am EDT

BOSTON — October 11, 2022 — Albireo Pharma, Inc. (Nasdaq: ALBO), a rare disease company developing novel bile acid modulators to treat pediatric and adult liver diseases, today announced positive topline results from the Phase 3 ASSERT study evaluating the safety and efficacy of Bylvay in Alagille syndrome (ALGS) patients from birth to early adulthood. The global, double-blind, randomized, placebo-controlled trial met its primary endpoint of improvement in pruritus (p=0.002) and its key secondary endpoint of reduction in serum bile acids (sBAs) (p=0.001). There were no patient discontinuations and Bylvay was well tolerated, with low rates of drug-related diarrhea (11.4% vs. 5.9% placebo). Albireo has engaged in discussions with the FDA and EMA about the Phase 3 study design, both have indicated that a successful single study would be sufficient for approval. The Company plans to immediately submit regulatory filings in the U.S. and EU.

“Our ASSERT Phase 3 study demonstrated early, rapid, and sustained effects on reducing pruritus and bile acids in Alagille syndrome, as it did in the Phase 3 PFIC study,” said Ron Cooper, President and Chief Executive Officer of Albireo. “We have successfully completed two of three gold standard pediatric liver disease studies, look forward to imminent full enrollment of a third Phase 3 with our BOLD biliary atresia study, and with more than $270 million in cash, we have sufficient resources to execute on our plans. At the same time, we are seeing an acceleration in PFIC revenue and expect Q3 Bylvay sales to be above $7 million.”

A potent, once-daily, non-systemic ileal bile acid transport inhibitor (IBATi), Bylvay has minimal systemic exposure and acts locally in the small intestine. Bylvay is already approved in the U.S. for the treatment of pruritus in patients 3 months of age and older in all types of progressive familial intrahepatic cholestasis (PFIC), and in Europe for the treatment of all types of PFIC in patients aged 6 months or older.

“The robust results from the ASSERT Phase 3 trial are important because physicians urgently need more options in the treatment of Alagille syndrome. Bylvay reduced the devastating pruritus, which is so common among this patient population and critical to helping us improve sleep, among other burdens of the disease,” explained Nadia Ovchinsky, MD, Pediatric Gastroenterologist and Hepatologist, Children’s Hospital at Montefiore and ASSERT Principal Investigator. “The study also showed Bylvay reduced serum bile acid levels, which could indicate that Bylvay may diminish the severity of liver disease over time, an important consideration for me as a treating physician.”

Alagille syndrome, or ALGS, is a rare, multisystem genetic disorder that the Company estimates impacts 25,000 people globally. ALGS can affect the liver, heart, skeleton, eyes, central nervous system, kidneys and facial features. Liver damage is caused by a paucity of bile ducts preventing bile flow from the liver to the small intestine. Approximately 95% of patients with the condition present with chronic cholestasis, usually within the first three months of life, and as many as 88 percent also present with severe, intractable pruritus.

“Alagille syndrome is a devastating diagnosis and families of children with this syndrome need more treatment options,” said Roberta Smith, President, Alagille Syndrome Alliance. “As a mother of a child living with Alagille syndrome, I know firsthand the devastation of pruritus and the terrible impact to a child’s quality of life and ability to sleep and thrive. Knowing my physician may have another treatment option is very meaningful.”

ASSERT Phase 3 Clinical Trial Data

ASSERT is a gold standard, prospective intervention trial with 32 sites across North America, Europe, Middle East, and Asia Pacific. The double-blind, randomized, placebo-controlled trial was designed to evaluate the safety and efficacy of 120 µg /kg/day Bylvay (odevixibat) for 24 weeks in relieving pruritus in patients with Alagille syndrome (ALGS). Key secondary endpoints measure serum bile acid levels and safety and tolerability. The trial enrolled patients aged 0 to 17 years of age with a genetically confirmed diagnosis of ALGS. The primary efficacy endpoint was a change from baseline to month 6 (weeks 21 to 24) in pruritus measured by scratching with the PRUCISION Observer-Reported Outcome (ObsRO) scratching score caregiver instrument (0-4 point scale). The key secondary efficacy endpoint was a change in serum bile acid responses (sBAs) from baseline to the average of weeks 20 and 24.

In the primary analysis, the study met the primary endpoint showing statistically significant reduction in pruritus as measured by the PRUCISION Observer-Reported Outcome scratching score (0-4 point scale), from baseline at month 6 (weeks 21 to 24), compared to the placebo arm (p=0.002). The study also met the key secondary endpoint showing a statistically significant reduction in serum bile acid concentration from baseline to the average of weeks 20 and 24 (compared to the placebo arm p=0.001). Statistically significant improvements in multiple sleep parameters were observed as early as week 1-4 compared to patients on placebo with continued improvement through week 24. In the study, there were no patient discontinuations. Bylvay was well tolerated, with an overall adverse event incidence similar to placebo and a low incidence of drug-related diarrhea (11.4% vs. 5.9% placebo). Full results from the Phase 3 clinical trial will be presented at a future scientific meeting.

	Placebo n=17	Odevixibat n=35	P-value
Mean change from baseline in scratching score at month 6 (weeks 21 to 24)	-0.80	-1.69	0.002
Mean change in serum bile acid levels from baseline to average of weeks 20 & 24	22.39	-90.35	0.001
Rate of drug-related diarrhea	5.9%	11.4%	-
Number of discontinuations	0	0	-

The Company continues to enroll patients in the Phase 3 BOLD study, which is the first and only pivotal trial of an IBATi in biliary atresia (BA) and remains on track to fully enroll by end of year, with topline data planned for 2024. BA is the most common pediatric cholestatic liver disease with no approved drug treatment. With clinical programs in ALGS and BA, Bylvay has the potential to be approved for three pediatric cholestatic liver diseases.

Conference Call

Albireo will host a conference call and live audio webcast at 8:30 a.m. EDT. To access the live conference call by phone, dial 1-877-407-0792 (domestic) or 1-201-689-8263 (international), and provide the access code 13733685. A live audio webcast will be accessible from the Investors page at ir.albireopharma.com/. To ensure a timely connection to the webcast, it is recommended that participants register at least 15 minutes prior to the scheduled start time. An archived version of the webcast will be available for replay on the Events & Presentations section of the Investors page of Albireo’s website for 3 months following the event.

About Bylvay (odevixibat)

Bylvay is the first drug approved in the U.S. for the treatment of pruritus in patients 3 months of age and older in all types of progressive familial intrahepatic cholestasis (PFIC). Limitation of Use: Bylvay may not be effective in PFIC type 2 patients with ABCB11 variants resulting in non-functional or complete absence of bile salt export pump protein (BSEP-3). The European Commission (EC) and UK Medicines and Healthcare Products Regulatory Agency (MHRA) have also granted marketing authorization of Bylvay for the treatment of PFIC in patients aged 6 months or older. A potent, once-daily, non-systemic ileal bile acid transport inhibitor, Bylvay has minimal systemic exposure and acts locally in the small intestine. Bylvay can be taken as a capsule for patients that are able to swallow capsules, or opened and sprinkled onto food, which is a factor of key importance for adherence in a pediatric patient population. The most common adverse reactions for Bylvay are diarrhea, liver test abnormalities, vomiting, abdominal pain, and fat-soluble vitamin deficiency. The medicine can only be obtained with a prescription. For more information about using Bylvay, see the package leaflet or contact your doctor or pharmacist. For full prescribing information, visit www.bylvay.com.

In the U.S. and Europe, Bylvay has orphan exclusivity for its approved PFIC indications, and orphan designations for the treatment of ALGS, biliary atresia and primary biliary cholangitis. Bylvay is being evaluated in the ongoing PEDFIC 2 open-label trial in patients with PFIC, in the BOLD Phase 3 study for patients with biliary atresia and the ASSERT open-label trial for ALGS.

Important Safety Information

•	The most common adverse reactions for Bylvay are diarrhea, liver test abnormalities, vomiting, abdominal pain, and fat-soluble vitamin deficiency.

•	Liver Test Abnormalities: Patients should obtain baseline liver tests and monitor during treatment. Dose reduction or treatment interruption may be required if abnormalities occur. For persistent or recurrent liver test abnormalities, consider treatment discontinuation.

•	Diarrhea: Treat dehydration. Treatment interruption or discontinuation may be required for persistent diarrhea.

•	Fat-Soluble Vitamin (FSV) Deficiency: Patient should obtain baseline vitamin levels and monitor during treatment. Supplement if deficiency is observed. If FSV deficiency persists or worsens despite FSV supplementation, discontinue treatment.

About ALGS Expanded Access Program

Albireo continues to prioritize access and continued scientific research for patients living with rare cholestatic liver diseases, with the Expanded Access Program (EAP) for ALGS. Albireo has partnered with Tanner Pharma Group. Eligible patients with ALGS in Europe and the U.S., with no other options, may receive Bylvay on a free-of-charge (FOC) basis, through our existing EAP subject to authorization by the relevant country competent authority, and meeting of Albireo’s eligibility criteria. If you are a physician who would like to request ALGS EAP access for your patient, please send your enquiry to Tanner using odevixibat@tannerpharma.com, and you will receive a response within one working day with further information.

About Albireo

Albireo Pharma is a rare disease company focused on the development of novel bile acid modulators to treat pediatric and adult liver diseases. Albireo’s lead product, Bylvay, was approved by the U.S. FDA as the first drug for the treatment of pruritus in all types of progressive familial intrahepatic cholestasis (PFIC), and it is also being developed to treat other rare pediatric cholestatic liver diseases with a completed Phase 3 trial in Alagille syndrome (ALGS), an ongoing Phase 3 study in biliary atresia, as well as Open-label Extension (OLE) studies for PFIC and ALGS. In Europe, Bylvay is reimbursed for the treatment of PFIC in Germany, England, Wales & Northern Ireland, Scotland, Italy, and Belgium. The Company has also completed a Phase 1 clinical trial for A3907 to advance development in adult cholestatic liver disease, with IND-enabling studies progressing with A2342 for viral and cholestatic liver disease. Albireo was spun out from AstraZeneca in 2008 and is headquartered in Boston, Massachusetts, with its key operating subsidiary in Gothenburg, Sweden. For more information on Albireo, please visit www.albireopharma.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements, other than statements of historical fact, regarding, among other things: Albireo’s expected cash runway; Albireo’s commercialization plans; the plans for, or progress, scope, cost, initiation, duration, enrollment, results or timing for availability of results of, development of Bylvay, A3907, A2342 or any other Albireo product candidate or program; the target indication(s) for development or approval; the timing for anticipated regulatory filings; discussions with the FDA or EMA regarding our programs; potential regulatory approval and plans for potential commercialization of Bylvay in biliary atresia or ALGS or Albireo’s other product candidates; the impact of the Expanded Access Program; the potential benefits or competitive position of Bylvay or any other Albireo product candidate or program or the commercial opportunity in any target indication; or Albireo’s plans, expectations or future operations, financial position, revenues, costs or expenses. Albireo often uses words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “planned,” “continue,” “guidance,” or the negative of these terms or other similar expressions to identify forward-looking statements. Actual results, performance or experience may differ materially from those expressed or implied by any forward-looking statement as a result of various risks, uncertainties and other factors, including, but not limited to: whether the regulatory filings to be made for Bylvay in patients with ALGS will be made on the timelines we expect and be approved by the FDA and EMA; whether the FDA and EMA will complete their respective reviews within target timelines, once determined; whether the FDA and EMA will require additional information, whether we will be able to provide in a timely manner any additional information that the FDA and EMA request, and whether such additional information will be satisfactory to the FDA and EMA; there are no guarantees that Bylvay will be commercially successful; we may encounter issues, delays or other challenges in commercializing Bylvay; whether Bylvay receives adequate reimbursement from third-party payors; the degree to which Bylvay receives acceptance from patients and physicians for its approved indication; challenges associated with execution of our sales activities, which in each case could limit the potential of our product; challenges associated with supply and distribution activities, which in each case could limit our sales and the availability of our product; results achieved in Bylvay in the treatment of patients with PFIC or other approved indications may be different than observed in clinical trials, and may vary among patients; potential negative impacts of the COVID-19 pandemic, including on manufacturing, supply, conduct or initiation of clinical trials, or other aspects of our business; whether favorable findings from clinical trials of Bylvay to date, including findings in PFIC, ALGS and other indications, will be predictive of results from other clinical trials of Bylvay; there is no guarantee that Bylvay will be approved in jurisdictions or for indications (such as biliary atresia or ALGS) beyond the jurisdictions in which or indications for which Bylvay is currently approved; there is no guarantee that our other product candidates will be approved; estimates of the addressable patient population for target indications may prove to be incorrect; the outcome and interpretation by regulatory authorities of the ongoing third-party study pooling and analyzing of long-term PFIC patient data; the timing for initiation or completion of, or for availability of data from, clinical trials of Bylvay, including BOLD, and the Phase 2 clinical trial of A3907, and the outcomes of such trials; Albireo’s ability to obtain coverage, pricing or reimbursement for approved products in the United States or Europe; delays or other challenges in the recruitment of patients for, or the conduct of, the Company’s clinical trials; any repurchase by the Company of Sagard’s interest in the royalty interest payments under our royalty monetization agreement with Sagard could materially impact our financial condition; and the Company’s critical accounting policies. These and other risks and uncertainties that Albireo faces are described in greater detail under the heading “Risk Factors” in Albireo’s most recent Annual Report on Form 10-K or in subsequent filings that it makes with the Securities and Exchange Commission. As a result of risks and uncertainties that Albireo faces, the results or events indicated by any forward-looking statement may not occur. Albireo cautions you not to place undue reliance on any forward-looking statement. In addition, any forward-looking statement in this press release represents Albireo’s views only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date. Albireo disclaims any obligation to update any forward-looking statement except as required by applicable law.

###

Media Contacts:

Colleen Alabiso, 857-356-3905, colleen.alabiso@albireopharma.com

Lance Buckley, 917-439-2241, lbuckley@lippetaylor.com

Investor Contact:
Hans Vitzthum, LifeSci Advisors, LLC., 617-430-7578